Exhibit (a)(5)(ii)
INVESTOR CONTACT:
John LeFrere
917 225 2800
investorrelations@bhcousa.com

B+H Ocean Carriers Ltd. Announces Preliminary Results of Modified Dutch Auction Tender Offer-

New York, New York, November 18, 2008 – B+H Ocean Carriers Ltd.  (AMEX: BHO) announced today the preliminary results of its tender offer to purchase up to 600,000 shares of its common stock, which expired at 12:00 midnight, New York City time, on November 17, 2008.

Based on the preliminary count by American Stock Transfer & Trust Company, the depositary for the tender offer approximately 1,300,000 shares were properly tendered and not withdrawn between the company’s minimum price of $4.00 per share and $5.00 per share. Of the above, roughly 1,141,130 shares were tendered at the minimum price level of $4.00 per share offered by the “Tender Offer” including [5,000] shares tendered pursuant to notice of guaranteed delivery. BHO is exercising its tender for 600,000 shares, and its right to purchase up to an additional 2% of the outstanding common stock without extending the tender offer by purchasing an additional 136,260 shares for a total of 736,260 shares.  Consequently, BHO is expected to accept, and subject to the terms and conditions of the tender offer, to purchase an aggregate of 736,260 shares at a purchase price of $4.00 per share.  In accordance with the terms and conditions of the offer, the shares will be subject to proration — at an approximate rate of 64.5% (the final proration percentage will be issued within four business days).  The shares expected to be purchased represented 10.8% of the outstanding shares of Common Stock as of November 17, 2008.  After the purchase of the shares, BHO will have approximately 6,076,747 shares of common stock outstanding.

Any shares properly tendered and not withdrawn at a price above the $4.00 purchase price or not accepted due to proration will be returned to the tendering shareholders.

D.F. King & Co., Inc. is the information agent for the Offer. The depositary is American Stock Transfer & Trust Company.  For questions and information, please call the information agent at (800) 549-6746.

The Company is organized as a corporation in Liberia, and its principal executive office is located at Par La Ville Place, 14 Par La Ville Road, Hamilton HM 08, Bermuda (telephone number (441) 295-6875).
Miscellaneous.  This press release, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations and competitive environment.  Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

Stockholders should not read forward-looking statements as a guarantee of future performance or results.  They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events.  Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to:  uncertainties related to BHO’s ability to implement BHO’s business strategy; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in BHO’s filings with the SEC.  All forward-looking statements are effective only as of the date they are made and BHO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  These risks and uncertainties include risks related to BHO’s businesses as well as the factors relating to the transactions discussed in BHO’s offer to purchase.  Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of the offer to purchase or the date of documents incorporated by reference.